Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated August 3, 2026

Relating to (i) the Base Prospectus Supplement dated November 4, 2025 as supplemented by Supplement No. 1 thereto dated March 23, 2026 and Supplement No. 2 thereto dated May 6, 2026, (ii) the three Prospectus Supplement

Annexes dated November 4, 2025 relating to offerings of 10.00% Series A Perpetual Strife Preferred Stock, 10.00%

Series A Perpetual Stride Preferred Stock, and class A common stock, and (iii) the three Prospectus Supplement

Annexes dated March 23, 2026 relating to offerings of Variable Rate Series A Perpetual Stretch Preferred Stock (as

supplemented by Supplement No. 1 thereto dated June 23, 2026), 8.00% Series A Perpetual Strike Preferred Stock,

and class A common stock

Registration No. 333-284510

Strategy Inc (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a base prospectus supplement to the base prospectus and supplements thereto, and prospectus supplement annexes and supplements thereto for the offerings to which this communication relates. Before you invest, you should read the base prospectus, base prospectus supplement, supplements to the base prospectus supplement, prospectus supplement annexes and supplements thereto, and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

***

Q3 2026 Marketing Deck Copyright © 2026 Strategy. All Rights Reserved.

Strategy Q3 2026 Marketing Deck Disclaimers FORWARD-LOOKING STATEMENTS Some of the information we provide in this presentation regarding our future expectations, plans, and prospects may constitute forward-looking statements. Actual results may differ materially from these forward-looking statements due to various important factors, including fluctuations in the price of Bitcoin and the risk factors discussed under the caption “Risk Factors” in Strategy’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2026 and the risks described in other filings that Strategy may make with the SEC. We assume no obligation to update these forward-looking statements, which speak only as of today. Rule 433 Legend The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a base prospectus supplement to the base prospectus and supplements thereto, and prospectus supplements annexes and supplements thereto for the offerings to which this communication relates. Before you invest, you should read the base prospectus, base prospectus supplement, supplements to the base prospectus supplement, prospectus supplement annexes and supplements thereto, and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com. 2

Financial Results Copyright © 2026 Strategy. All Rights Reserved.

Strategy Highlights Bitcoin Holdings Market Cap 843,775 $38 Billion ~4% of all BTC ever to be in existence Bitcoin Per Share (in Sats) YTD 2026 Capital Raised 203,683 $17 Billion Note: As of 8-K filed on July 27, 2026. Market capitalization as of July 27, 2026. 4

Growth in Bitcoin Treasury Reserve Strategy has acquired bitcoin in every quarter since Q3 2020 – 113 acquisitions 843,775 $55B $64B $75K 4.0% BTC Holdings BTC Reserve(1) Total Acquisition Average BTC of all BTC ever to 846 844 Cost Purchase Price be in existence 762 Bitcoin Holdings (in ‘000s)(2) 640 673 597 528 447 226 252 214 158 189 129 130 130 133 140 152 105 114 124 70 91 38 Note: (1) As per BTC price on July 27, 2026. (2) As of 8-K filed on July 27, 2026. 5

Strategy is the Largest Institutional Holder of BTC 843,775 Strategy ETFs Countries DeFi 735,827 329,693 190,000 172,279 133,456 116,152 97,141 87,668 65,301 Strategy IBIT United China FBTC GBTC WBTC Tether cbBTC BTCB States Custodied by Custodied by Custodied by BitGo & BiT Coinbase Binance Global Note: DeFi holdings per BitcoinTreasuries.Net, IBIT holdings per ishares.com, FBTC holdings per institutional.fidelity.com, GBTC holdings per grayscale.com, Country holdings per coingecko.com all as of July 27, 2026. 6

Q2 2026 Balance Sheet Snapshot 3/31/2026 6/30/2026 1 1 Acquired net 83,901 BTC during Q2. Digital Assets $51.6B $49.7B Digital Assets lower due to BTC price at Cash & Short-Term Investments $2.2B $2.4B quarter end. 2 (1) 2 USD Reserve of $2.4B at quarter end. Deferred Tax Asset / (Liability) $0.0B $0.0B 3 Long-Term Debt(2) $8.2B $6.7B 3 Repurchased $1.5B of convertible debt in Q2. 4 Preferred Equity(3) $9.0B $14.4B 4 $5.4B increase in Q2 driven by STRC issuance. Common Equity $36.7B $30.9B Total Equity $45.6B $45.3B (Pref + Common) Note: All figures on this slide tie to items on our balance sheet, as disclosed in our 10-Qs/10-Ks as of the respective dates. (1) Deferred Tax Assets net of Deferred Tax Liability. (2) Primarily convertible debt. Net of current portion of long-term debt. (3) Preferred Equity reflects the sum of the value, as of June 30, 2026, of all preferred shares at the price they were issued, in accordance with GAAP. 7

$2.0 Billion Decline in Digital Assets Value in Q2 2026 ($ in Billions) $51.6 $6.3 $49.7 -$1.4 -$6.9 Unrealized FMV loss = ~$8.3B 3/31/2026 BTC Price Net BTC Purchased BTC Price 6/30/2026 BTC Holdings Change (Q2/26 Purchases) Change BTC Holdings Market Value (Holdings as of Q1/26) (Q2/26 Net Purchases) Market Value BTC Count 762,099 Net Additions: 83,901 846,000 BTC Mkt. Price(1) $67,773 Avg Price: $75,539 $58,714 (1) The market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, or, in the case of the average market price, the average purchase price of BTC acquired during the applicable period. 8

$5.1 Billion Increase in Digital Assets Value in QTD Q3 2026 ($ in Billions) $5.2 $54.8 $49.7 -$0.1 FMV gain = ~$5.2B 6/30/2026 BTC Sale Proceeds BTC Price Change 7/27/2026 BTC Holdings (QTD Q3/26) On Remaining Holdings BTC Holdings Market Value(1) Market Value(1) BTC Count 846,000 BTC Sold: 2,225 843,775 BTC Mkt. Price(1) $58,714 Sale Proceeds: $135M $64,900 (1) The market price of bitcoin as of July 27 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period. Holdings as of 8-K filed on July 27, 2026. 9

Strategy’s Balance Sheet is Robust $58.5B 1.51x Amplification $36.3B 5.4% $15.4B Net Leverage $6.7B Reserve Net Reserve Preferred Equity Convertible Debt Note: Market data as of July 27, 2026. BTC and ATM data as of 8-K filed on July 27, 2026. Reserve is the sum of our BTC Reserve and USD Reserve. Amplification is equal to our BTC Reserve divided by our Net Reserve. Net Leverage is equal to the sum of our notional debt outstanding less the USD Reserve, divided by the value of our BTC Reserve. mNAV calculation uses MSTR market data as of July 27, 2026, FDSO share data as of 8-K July 27, 2026, and the Net BPS ($) framework. 10

Converts Are Fully Covered Even After 95% BTC Price Decline Current Balance Sheet Extreme Downside $65K BTC Price 95% Decline: $4K BTC Price Convertible Debt Notes have $54.8B staggered maturities & put dates between 2027-2032. 95% price decline Strategy plans to equitize, repay, or refinance existing convertible debt over time. 18.5x 1.0x BTC Rating BTC Rating $3.0B $3.0B $3.0B BTC Reserve Net Debt BTC Reserve Net Debt(1) (1) Note: As of July 27, 2026. USD Reserve as of 8-K filed on July 27, 2026. (1) Net Debt is the sum of our notional debt outstanding less the USD Reserve. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Refer to the Appendix for more information about BTC Rating. 11

# Q2 2026 Financial Results

| | Q2 2025<br>*(Prev. Year)* | Q3 2025 | Q4 2025 | Q1 2026<br>*(Prev. Quarter)* | Q2 2026 |
|---|---|---|---|---|---|
| **Operating Income** | $14.0B | $3.9B | **($17.4B)** | **($14.5B)** | **($8.3B)** |
| **Net Income**(1) | $10.0B | $2.6B | **($12.6B)** | **($12.8B)** | **($8.6B)** |
| **EPS**(2) | $32.60/sh | $8.42/sh | **($42.93)/sh** | **($38.25)/sh** | **($24.45)/sh** |

(1) Net Income attributable to common stockholders. (2) Diluted earnings per common share.

12

Strategy

BTC KPIs 2025 vs. 2026 Reflects the incremental value generated through Strategy’s treasury operations TC Per Share (in Sats) YoY TC Yield (%)(1) July 2025 191,904 FY 2025 22.8% July 2026 203,683 YTD 2026 4.5% TC Gain TC $ Gain ($ billion)(1) FY 2025 101,873 FY 2025 $8.9B YTD 2026 29,997 YTD 2026 $1.9B YTD 2026 as of 7/26/2026 (1) BTC Yield is not equivalent to “yield” in the traditional financial context and BTC $ Gain is not equivalent to “gain” in the traditional financial context. BTC$ Gain does not represent the fair value gain on our bitcoin holdings and ispresented for illustrative purposes only. Refer to the Appendix for more information about BTC Yield, BTC Gain and BTC $ Gain. 13

Strategy Has Consistently Delivered BTC Yield Since 2020 (Sats Per Share) 203,683 194,986 158,826 BTC Yield 91,097 83,353 84,872 56,598 2020 2021 2022 2023 2024 2025 7/26/2026 Note: Past performance is not indicative of future results. Actual results may vary materially. BTC Yield is not equivalent to “yield” in the traditional financial context. BTC Yield is a KPI that represents the percentage change in BPS (in Sats) from the beginning of a period to the end of a period. Refer to the Appendix for more information about BTC Yield. BTC Yield shown is YoY. 14

Bitcoin Per Share Grew 5% in Q2 2026 (Sats Per Share) 210,824 BTC Yield 201,170 194,986 12/31/2025 3/31/2026 6/30/2026 Note: Past performance is not indicative of future results. Actual results may vary materially. BTC Yield is not equivalent to “yield” in the traditional financial context. BTC Yield is a KPI that represents the percentage change in BPS (in Sats) from the beginning of a period to the end of a period. Refer to the Appendix for more information about BTC Yield. BTC Yield shown is QoQ. 15

Capital Markets Strategy & Programs Copyright © 2026 Strategy. All Rights Reserved.

Strategy Continued to Deliver Value in Q2 2026 Increased BTC holdings and USD reserve and reduced debt outstanding 3/31/26 6/30/26 QoQ Change BTC Holdings 762,099 846,000 11% Debt Outstanding $8.2B $6.7B -18% USD Reserve $2.1B $2.4B 12% Bitcoin Per Share (BPS) 201,170 210,824 5% (in Sats) 17

From One-Way Capital Issuance to Active Capital Management Sell MSTR Buy BTC Buy USD Buy Debt Buy Prefs Sell Prefs Buy BTC Buy USD Buy Debt Buy MSTR Sell BTC Buy USD Buy Debt Buy Prefs Buy MSTR For illustrative purposes only. Examples of potential capital raising and allocation pathways; execution subject to market conditions and Strategy’s discretion. 18

We Continue to be a Net Buyer of BTC and Net Issuer of STRC BTC STRC Net: +171,275 BTC Purchased YTD Net: +$7,495M Issued YTD 174,895 $7,520M -3,620 -$25M Purchased YTD Sold YTD Issued YTD Repurchased YTD Note: As of 8-K filed on July 27, 2026. STRC issued and repurchased reflects net proceeds. 19

Robust Access to Capital Markets Raised $17B in <7 months YTD 2026 ($ in billions) Common Equity Preferred Equity Convertible Debt FY 2024 $16.3 $6.2 $22.6 72% 28% FY 2025 $16.3 $7.0 $2.0 $25.3 64% 28% 8% YTD 2026 $9.5 $7.5 $17.0 56% 44% Note: As of 8-K filed on July 27, 2026. Common equity issued via at-the-market offering. Preferred stocks issued via public offerings and at-the-market offerings. 20

Capital Raised Increased 14% QoQ in Q2 2026 Common Equity Preferred Equity Convertible Debt ($ in billions) $8.4 $7.7 $7.4 $6.9 $2.0 $2.1 $1.6 $5.5 $5.1 $5.5 $1.3 $1.1 $2.9 $5.2 $5.3 $4.4 $4.4 $2.9 $1.3 $2.2 $1.3 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Q1 2026 Q2 2026 Q3 2026 QTD Note: As of 8-K filed on July 27, 2026. Common equity issued via at-the-market offering. Preferred stocks issued via public offerings and at-the-market offerings. 21

Objective of Doubling BPS(1) in 7 Years Through Digital Credit Sell Digital Credit Generate Increase BPS Outperform Target selling Digital Amplification BTC Credit equal to 10-20% of BTC Reserves annually Enhanced by Flexing These Levers 1 2 3 Lower Cost Higher Digital Higher mNAV of Credit Credit Sales (1) Expressed in Sats per share. 22

Digital Credit Capital Framework Copyright © 2026 Strategy. All Rights Reserved.

Our Corporate Objective is for STRC to Trade at $99-$100 over time. 24

5 Pillars to Strengthen Our Digital Credit Securities Board-approved framework for stronger credit quality, enhanced liquidity & long-term BTC exposure Digital Credit Capital Framework USD BTC Digital Credit MSTR STRC Reserve Monetization Repurchase Repurchase Dividend $3.75B 3 Purposes $1.0B $1.0B 12.00% 1 Year Minimum; Funds USD Reserve, $975 Million Remaining Reviewed Fund Dividends & Dividends & Interest Expenses, Monthly Interest Expenses Repurchase Programs Repurchase figures represent amounts authorized to be repurchased. Strategy has no obligation to make any repurchases. 25

We Have Built an All-Time-High USD Reserve Restricted to preferred dividends and interest expense, with a stated minimum 1 Year coverage(1) USD Reserve USD Duration 5-Jan-25 26-May-26 27-Jul-26 $2.25B $871M $3.75B $4B 4 yrs 2.7 yrs 0.5 yrs 2.1 yrs $3B 3 yrs $2B 2 yrs $1B 1 yrs $0B 0 yrs 1-Dec-25 1-Feb-26 1-Apr-26 1-Jun-26 27-Jul-26 (1) We would need board authorization (i) to reduce the USD reserve below 12 months of coverage, or (ii) to use the USD reserve for purposes other than payments of preferred stock dividends and interest expense. The USD Reserve is not subject to any contractual mandate or lien requiring that it be maintained for the payment of dividends or interest, or for any other specified purpose. USD Duration represents the dollar amount held in the USD Reserve divided by Annual Int + Div. It assumes no use of USD Reserve funds for satisfaction of other financial obligations that come due during this period, including put rights and maturities on our convertible debt. 26

BTC Monetization Program We can and will sell BTC when advantageous to the Company 1. Fund the USD Reserve up to $1.25B 2. Fund dividend & interest payments when advantageous or replenish USD Reserve used for dividends & interest payments (currently $1.76B annually) 3. Fund our repurchase programs (currently capped at $2.00B) 27

BTC Monetization Program Activation Potential Avg Cost Avg Sell Sale Realized Purpose Tax Cost Basis Price Proceeds Loss Asset(1) BTC Sale 32 Inoculate (May 31) $125,464 $4M $77,135 $2M ($1M) $0.4M the Market 0.004% of BTC Holding BTC Sale 3,588 Fund Pref (Jul 5) $116,629 $418M $60,196 $216M ($203M) $59M 0.4% of BTC Dividends Holding BTC 843,775 Holdings Note: BTC holdings as of July 26, 2026. (1) Assuming a 29% tax rate. Tax asset can only be realized by offsetting future capital gains. 28

Bitcoin Holdings by Cost Basis Tier Assuming $60K $18.5B $5.4B Unrealized Loss Tax Benefit(1) BTC Sale Price (potential) 324,450 $5.5B 194,102 Unrealized Gain 125,381 81,779 67,177 50,886 $0-$20K $20K-$40K $40K-$60K $60K-$80K $80K-$100K $100K+ Average Price ~$13K ~$30K ~$50K ~$71K ~$92K ~$108K Cost Basis ~$700M ~$2B ~$3B ~$14B ~$30B ~$13B Note: BTC holdings as of July 26, 2026. (1) Assuming $60,000 BTC price and 29% tax rate. Tax asset can only be realized by offsetting future capital gains. 29

Our BTC Sales Are a Rounding Error in BTC Liquidity Sale as % of % Change in BTC Price BTC Liquidity(1) BTC Sale () BTC Sale ($) Week of Sale Week after Sale Week of Sale 32 $2M -4% -11% 0.001% 3,588 $216M 6% -1% 0.104% (1) Aggregate BTC traded volume for the week of the sale. 30

Our BTC Monetization Impact on Bitcoin’s Market is Minimal $26B % of BTC’s Avg Daily Trading Volume Daily Averages for Highlighted Period 1.42% 0.22% 0.08% 0.02% $363M $56M $19M $5M BTC Max Weekly LTM Net Max Weekly Dividend (1) (3) (4) (5) Liquidity Purchase (2) Purchase Sale Obligations Note: (1) The average total value of bitcoin traded on a 24-hour basis over the last 30 calendar days. (2) Max purchase reflected as daily average of purchase during the week of April 13, 2026, to April 19, 2026. (3) From June 30, 2025, to July 27, 2026, reflecting a purchase consideration of ~$22B. (4) Max sale reflected as daily average of sale during the week of June 29, 2026, to July 5, 2026. (5) Annual interest + debt divided by 365. 31

Strategy Can Repurchase up to $2B of Its Securities Digital Securities MSTR Repurchase Program Repurchase Program Market Cap $13B $38B Authorization $1B(1)(US listed prefs; prioritize STRC) $1B (common stock) When Trading at a discount to par Trading at a discount to Net BPS (i) Reduce annual dividend (i) Create long-term value Why (ii) Strengthen credit quality (ii) Capture Net BPS accretion (iii) Capture Net BPS accretion How Open market, block trades, tender & exchange offers Timeframe No obligation, no expiration; can be modified, suspended or terminated anytime (1) Remaining capacity of $975M for Digital Securities Repurchase Program. 32

Our Actions to Return STRC to Par & Manage it at Par Manageable risk, low volatility, steady growth, predictable demand, high liquidity Climb Cruise Adjust USD Reserve Manage ATM Issuance Maintain STRC Rate Adjust STRC Rate Buyback STRC Manage BTC Reserve Manage USD Reserve Manage Capital Structure Manage Capital Markets Policy Target $99–$100 Steady, Predictable, Manageable Growth Trading Below Par Note: Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities. Actual results may vary. 33

STRC Rate is Adjusted by Observing Multiple Signals 12.00% annualized dividend rate will be maintained until STRC returns to health Trading Levels Market Yields BTC Market USD Reserve Capital Structure STRC vs $100 Par Credit Spreads & Rates Price & Volatility Coverage Debt, Equity & Preferred Mix Years of Coverage 34

Our Capital Markets Principles 1 Create long-term value for MSTR 4 Monitor STRC demand & credit by increasing Bitcoin Per Share risk to determine size of USD (BPS) Reserve 2 Grow demand for STRC and 5 Adjust amplification based on continue to improve its trading market conditions characteristics 3 Responsibly reduce convertible 6 Sell BTC when advantageous to debt based on market the Company conditions 35

Digital Products & Business Model Copyright © 2026 Strategy. All Rights Reserved.

Digital Capital Copyright © 2026 Strategy. All Rights Reserved.

We Have Updated Bitcoin Metrics On Our Website 38

BTC Price vs. 200-Week Moving Average BTC Price BTC 200W MA $120K $100K $80K 1% Premium $60K 92% of BTC history $40K spent above current premium(1) $20K $0K 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Note: As of July 27, 2026, from CoinGlass. (1) The percent of days when bitcoin’s premium to its 200-week moving average was higher than it is right now. A higher reading means more of bitcoin’s history sits above the current premium level. Based on daily closes since May 13, 2014, 200 weeks after the start of our bitcoin price history. 39

BTC Weakness Reflects Macro Headwinds Today’s macro pressures could become future catalysts AI Capital Expansion Trade Tensions Gulf War Disruption Restrictive Fed Policy Delays in Regulatory Clarity 40

Sentiment Remains Near Cycle Lows Since BTC ATH price, fear has dominated BTC Price Fear and Greed Index $125K 100 $115K 80 $105K 60 $95K 29 $85K Fear 40 $75K 20 $65K $55K 0 Jul-25 Sep-25 Nov-25 Jan-26 Mar-26 May-26 Jul-26 Note: Fear and Greed Index data sourced from Alternative.me as of July 29, 2026. 41

BTC Dominance Increased 20 Points from 2021 Low Dominance is at 67%, up from 47% during the crypto ATH in November 2021 67% 70% 60% 50% 40% 2021 2022 2023 2024 2025 2026 Note: As of July 27, 2026. Bitcoin’s market cap as a percentage of total crypto market cap (Top 125 tokens), excluding stablecoins (Top 125 stablecoins) from CoinGecko. 42

Banks Are Embracing Bitcoin YoY % of top 25 global banks offering Bitcoin-related services 9% 14% 24% 32% Dec. 2023 Dec. 2024 Dec. 2025 Jul. 2026 Pre Year of Year of Year of U.S. Spot U.S. Spot Stablecoins & Tokenization BTC ETFs BTC ETFs Digital Credit Note: Bitcoin Banking Adoption Index: overall score across the 25 leading global banks, each scored on 15 dimensions (0–100%). Figures approximate, from public sources as of July 10, 2026; offerings vary by client type, geography, and access channel. 43

Bitcoin Security Consortium The Bitcoin Security Consortium consists of industry leaders committed to the long-term security and stability of the Bitcoin protocol. The Consortium intends to provide sustained support and funding for the global Bitcoin security community, as well as updates on the state of Bitcoin security-related work.

Digital Credit Copyright © 2026 Strategy. All Rights Reserved.

STRC is our Flagship Digital Credit Product We are laser focused on: Increasing Building an Decreasing Liquidity Ecosystem of Volatility Market Participants 46

STRC Notional Value Nearly Doubled in Q2 2026 Notional value outstanding (in $B) for last four quarters $10.5B STRC Notional Growth $5.3B $2.8B $3.0B 9/30/2025 12/31/2025 3/31/2026 6/30/2026 Note: Growth rates calculated from unrounded values; may not tie to rounded figures shown. Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities. 47

STRC Tax-Equivalent Yield vs. Other Credit Instruments 21.6% 13.6% 9.7% 7.4% 7.2% 5.4% 5.3% 3.8% 3.7% 3.6% 0.4% STRC STRC Private Bank Junk Bonds Investment Mortgage Treasury Commercial Money Bank Credit Preferreds Grade Backed Bills Paper Markets Accounts (Tax-Eq. Yield) (Eff. Yield) Provided for illustrative purposes U.S. Federal Income Tax-Rate. STRC Yield uses only; does not constitute investment advice and should not form the basis a 13.6% effective yield as of STRC price on July 27, 2026, and 12% rate for record for making an investment decision in STRC or any dates beginning in July 2026. STRC Tax-Equivalent Yield calculated using other security. Tax-Equivalent Yield calculated assuming a 13.6% Effective Yield divided by a U.S. individual holder with a 37% 1 less a 37% Source: Bloomberg and FRED U.S. Federal Income Tax-Rate. See Appendix for more details. as of July 27, 2026. STRC data as of July 27, 2026. 48

STRC is a Top Holding in Leading Preferred ETFs Included in the largest preferred ETF platforms including BlackRock, Virtus, and VanEck #1 Largest #4 Largest #5 Largest Preferred Preferred Preferred ETF ($13B ETF ($2.4B ETF ($2.4B PFF AUM) PFFA AUM) PFXF AUM) iShares Preferred and Income Securities Virtus InfraCap U.S. Preferred Stock VanEck Preferred Securities ex Financials ETF ETF ETF Mkt Value ETF Mkt Value ETF Mkt Value ETF Company Ticker Company Ticker Company Ticker ($M) Weight ($M) Weight ($M) Weight Strategy STRC $466 3.56% Strategy STRC $71 2.97% Strategy STRC $210 8.82% Boeing BA/PA $463 3.53% Flagstar Bank FLG/A $60 2.53% Boeing BA/PA $187 7.85% Wells Fargo WFC/PL $288 2.20% KRR & Co KKR/D $60 2.50% Alphabet GOOG/PA $115 4.83% Alphabet GOOG/PA $284 2.17% Energy Transfer ET/I $56 2.37% Alphabet GOOG/PB $115 4.82% Alphabet GOOG/PB $284 2.17% TDS TDS/V $56 2.35% SMCI SMCI/P $98 4.13% Banc of SMCI SMCI/P $244 1.86% BANC/PF $52 2.20% Oracle ORCL/PD $96 4.04% California Note: ETF sizes and rankings according to etfdb.com and MutualFunds.com as of July 27, 2026. Holdings as reported by ETF providers. 49

Digital Credit is Designed for Every Investor Class Corporate Treasuries Hybrid & Equity Institutional Investors Credit Investors STRC Digital Money/ Retail Crypto Native Investors 50

STRC Ownership Analysis Notional Value Outstanding ($B) Avg Size per Account (1) Retail Institutional Retail Institutional +105% % Split $10.5B % increase $3.5M $3.1B 29% $5.0B $1.7M $1.1B 22% $7.4B 71% $3.9B 78% +8% $44K $48K Mar-17 Jul-1 Mar-17 Jul-1 Note: Data from Broadridge as of July 1, 2026. (1) Notional value outstanding. 51

STRC Took 70 Trading Days to Reach Par After IPO Our objective is to return STRC to par IPO Recovery Recent Recovery $105 May 28, 2026 November 5, 2025 $100 $95 September 8, 2026 (70 Trading Days) $90 July 29, 2025 July 27, 2026 $85 (40 Trading Days) $80 $75 $70 0 10 20 30 40 50 60 70 Note: As of July 27, 2026. IPO Recovery tracks STRC’s closing price from its $90.00 IPO issue price; recent recovery tracks closing price from its May 28, 2026, $74.57. Historical performance does not guarantee future results. Actual results may vary materially. Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities. 52

Strategy Has the Means to Restore STRC to Par Repurchased $29M of STRC notional for $25M market value ($ in Billions) $58.5B 2% of our BTC Reserve $10.5B $9.2B $1.2B $975M STRC Notional STRC Market Cap STRC Dislocation Repurchase Reserve Program Strategy has authorized up to $1.0B to repurchase Digital Credit Securities, including STRC, when deemed accretive. The discretionary program has no expiration and will not use the USD Reserve. Reserve is the sum of our BTC Reserve and USD Reserve. Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities. Actual results may vary. 53

Strategy’s Credit Tab Shows the BTC Floor of Each Instrument BTC Floor ARR represents the lowest constant BTC ARR over the weighted average duration of our credit structure that maintains 1.0x coverage of our Net Debt and Pref through our BTC Reserve, after funding interest expense and preferred dividends over the period. Below the BTC Floor ARR, Strategy may need to consider restructuring its obligations. 54

Investment Grade
High Yield
Distressed Risk

Strategy Liabilities and Capital Structure Today

Assuming $64,900 BTC price, $3.75B USD reserve, 40% BTC volatility, and 0% BTC ARR

As of July 27, 2026	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2028	$1,010	$446	1.1	122.8x	0.00%	0 bps	78 bps	78 bps
Convertible 2030 (0.000%)	$2,000	$1,329	1.6	41.2x	0.00%	0 bps	274 bps	274 bps
Convertible 2029	$1,500	$1,991	1.8	27.5x	0.00%	0 bps	266 bps	266 bps
Convertible 2030 (0.625%)	$800	$2,611	2.1	21.0x	0.00%	0 bps	404 bps	404 bps
Convertible 2031	$604	$2,611	2.1	21.0x	0.00%	0 bps	391 bps	391 bps
Convertible 2032	$800	$2,964	2.9	18.5x	0.00%	0 bps	311 bps	311 bps
Total Debt	**$6,714**	**$2,964**	**1.8**	**18.5x**				
Preferred Equity:								
STRF	$1,284	$4,248	10.0	12.9x	8.29%	86 bps	560 bps	474 bps
STRC(6)	$10,461	$14,709	7.4	3.7x	25.34%	395 bps	890 bps	495 bps
STRE(5)	$882	$15,591	8.2	3.5x	29.83%	435 bps	950 bps	515 bps
STRK	$1,402	$16,993	8.0	3.2x	32.03%	482 bps	1110 bps	628 bps
STRD	$1,402	$18,395	6.3	3.0x	27.81%	520 bps	1190 bps	670 bps
Total Preferred Equity	**$15,432**	**$18,395**	**7.6**	**3.0x**				
Total Debt & Pref. Equity	**$22,145**	**$18,395**	**5.9**	**3.0x**				

Note: As of July 27, 2026. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Please see the Appendix for additional information on how the metrics presented herein are calculated.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (-ln(1 – BTC Risk) ÷ Duration).
(4) Source: Kynex. Benchmark rate used: SOFR for converts; UST 10Y or EUR 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.
(5) Assuming a USD/EUR FX rate of 1.1383.
(6) Assuming a STRC dividend rate of 12% for record dates beginning July 2026

55

Strategy₿

Investment Grade
High Yield
Distressed Risk

Strategy Liabilities and Capital Structure Today

Assuming $64,900 BTC price, $3.75B USD reserve, 40% BTC volatility, and 12.5% BTC ARR

As of July 27, 2026	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)[1]	BTC Rating	BTC Risk[2]	BTC Credit[3]	Market Credit Spread[4]	Spread Premium
Debt:								
Convertible 2028	$1,010	$446	1.1	122.8x	0.00%	0 bps	78 bps	78 bps
Convertible 2030 (0.000%)	$2,000	$1,329	1.6	41.2x	0.00%	0 bps	274 bps	274 bps
Convertible 2029	$1,500	$1,991	1.8	27.5x	0.00%	0 bps	266 bps	266 bps
Convertible 2030 (0.625%)	$800	$2,611	2.1	21.0x	0.00%	0 bps	404 bps	404 bps
Convertible 2031	$604	$2,611	2.1	21.0x	0.00%	0 bps	391 bps	391 bps
Convertible 2032	$800	$2,964	2.9	18.5x	0.00%	0 bps	311 bps	311 bps
Total Debt	**$6,714**	**$2,964**	**1.8**	**18.5x**				
Preferred Equity:								
STRF	$1,284	$4,248	10.0	12.9x	0.88%	9 bps	560 bps	551 bps
STRC[6]	$10,461	$14,709	7.4	3.7x	6.50%	91 bps	890 bps	799 bps
STRE[5]	$882	$15,591	8.2	3.5x	7.76%	99 bps	950 bps	851 bps
STRK	$1,402	$16,993	8.0	3.2x	8.82%	115 bps	1110 bps	995 bps
STRD	$1,402	$18,395	6.3	3.0x	8.52%	142 bps	1190 bps	1048 bps
Total Preferred Equity	**$15,432**	**$18,395**	**7.6**	**3.0x**				
Total Debt & Pref. Equity	**$22,145**	**$18,395**	**5.9**	**3.0x**				

Note: As of July 27, 2026. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Please see the Appendix for additional information on how the metrics presented herein are calculated.
(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (-ln(1 – BTC Risk) ÷ Duration).
(4) Source: Kynex. Benchmark rate used: SOFR for converts; UST 10Y or EUR 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.
(5) Assuming a USD/EUR FX rate of 1.1383.
(6) Assuming a STRC dividend rate of 12% for record dates beginning July 2026

56

Strategy₿

Strategy Issues Digital Credit: STRC 13.6% $58.5B Effective Yield Reserves; 3.7x BTC Rating -11.5% $251M BTC Floor ARR Avg Trading Vol 30D Note: As of July 27,2026. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Please see the Appendix for additional information on how the metrics presented herein are calculated. Reserve is the sum of our BTC Reserve and USD Reserve. Historical performance does not guarantee future results. Actual results may vary materially. Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities. 57

Digital Equity Copyright © 2026 Strategy. All Rights Reserved.

Long-Term BTC ARR Above the Hurdle Accrues Value to MSTR BTC ARR Equity and Credit Both Thrive Equity captures positive spread over the cost of credit(1); credit can fund itself indefinitely through BTC sales 10.8% Hurdle ARR Equity May Underperform Bitcoin; Dividends Still Covered Equity no longer captures positive spread over total credit cost, but BTC growth alone can cover pref dividends 3.2% Breakeven ARR Equity Underperforms; Credit May Perform BTC growth no longer covers pref dividends on its own, but credit can remain covered through its duration -11.8% Floor ARR Credit Impaired; Restructuring May Be Required BTC Reserve coverage of Net Debt and Pref falls below 1.0x; refinancing or restructuring may be required Note: (1) If BTC ARR is above this rate, Net BTC Per Share captures a positive spread and appreciates faster than bitcoin on a go-forward basis. As of July 27, 2026. For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities. Actual results may vary materially. 59

Markets Are Pricing in Extreme Fear Capital Investor BTC is trading at a 0.6% premium to its 200W MA price Credit Investor Digital Credit yields an 8.7% premium(1) Equity Investor MSTR is trading at a 5.5% premium to Net BPS Note: Bitcoin Market Data as of July 27, 2026. (1) Digital Credit premium calculated using (STRC Effective Yield – Risk Free Rate) – BTC Credit. BTC Credit calculated using an assumed 12.5% BTC ARR. 60

MSTR Price Implies Near Zero Value for our Credit Business ($ in Billions) $58.5B Digital Credit Business is Valued at $2.0B $2.0B $38.3B $36.3B ($22.2B) Reserves Debt + Prefs Net Premium Market Cap Reserves (Fully Diluted) Presented for illustrative purposes only. Not a live or complete view of Strategy’s asset, liabilities, or shareholder equity. Does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities. Data as of July 27, 2026. 61

MSTR is Built to Outperform Bitcoin over Long Periods % of windows MSTR outperformed bitcoin across different holding periods (since BSE) 100% 87% 54% 64% 48% 52% 47% 1M 3M 6M 1Y 2Y 3Y 4Y # of 1,477 1,435 1,373 1,246 997 746 495 Windows Note: The Bitcoin Standard Era began on August 10, 2020, when Strategy adopted bitcoin as its treasury reserve asset; data through close July 27, 2026. A window is one buy-and-hold period; each bar is the share of windows (count shown below it) in which MSTR’s total return beat BTC’s over that holding period. Calendar basis, price-only; long-horizon windows may overlap. Past performance is not indicative of future results. Actual results may vary materially. Does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities. 62

MSTR Common Equity is Amplified Bitcoin Annualized asset performance since we adopted a bitcoin standard, August 10, 2020(1) 698% 429% 383% 121% 101% 56% 19% -20% 42% Total performance 32% 23% 14% 12% 8% 3% -4% MSTR Bitcoin Magnificent S&P 500 Gold Real Estate(2) Money(3) Bonds(4) 7 Source: FactSet as of July 27, 2026. Note: Past performance is not indicative of future results. Does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities. (1) Since we adopted a bitcoin standard. (2) Real Estate refers to iShares Residential and Multisector Real Estate ETF (REZ). (3) Money refers to Vanguard Federal Money Market Fund (VMFXX). (4) Bonds refers to PIMCO Active Bond ETF (BOND). 63

The Strategy Digital Credit Franchise is Built on Four Pillars Capital $55B BTC, $3.75B USD, WKSI Status Technology 35+ Years of Leadership Experience & Proven Capital Markets Execution MSTR Brand Millions of Followers, Strong Brand in the Digital Assets Space Network Millions of Investors, Deep Liquidity, Large Geographic Reach 64

Strategy’s Ambition is to be the World’s Largest Company In terms of market cap Own The Most Capital BTC 30% BTC ARR Expands BTC Accumulation Ability Supports Digital Credit Create The Issue The Best Equity Strongest Credit MSTR STRC Beneficiary of Digital Credit business, Target selling Digital Credit equal to doubling BPS in 7 years 10-20% of BTC Reserves annually Increases Bitcoin Per Share (in Sats) For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in MSTR, STRC or any other securities. Actual results may vary materially. 65

5 Our BTC Principles Acquire BTC continually while achieving positive BTC Yield. 1 6 Buy and Hold BTC indefinitely, Grow rapidly & responsibly exclusively, securely. subject to market dynamics. 2 7 Prioritize MSTR common stock Issue innovative fixed income long-term value creation. securities backed by BTC. 3 8 Treat all investors with respect, Maintain healthy, robust, consistency, & transparency. pristine balance sheet. 4 9 Structure MSTR to outperform Promote global adoption of BTC BTC via intelligent leverage. as a treasury reserve asset. 66

Appendix Copyright © 2026 Strategy. All Rights Reserved.

Return of Capital ("ROC") Dividend Guidance

Strategy Expects US ROC Treatment for 10 Years or More, Resulting in Tax-Deferred Dividends(1)

US Dividend / Income Type	Tax Characterization	Dividend Tax Rate(2)	Typical Instruments
Return of Capital	**Reduction of cost basis, tax deferred**	**0%**	**STRE, STRK, STRF, STRD, STRC**
Qualified Dividends	**Dividend Income, taxed at preferential tax rate(3)**	**20%-35%**	**Common stocks, Preferred stocks**
Interest Income	**Ordinary Income, subject to standard income tax rate**	**37%-55%**	**Bonds, Money markets, Bank accounts**

- Strategy has become the **world's most scalable, tax-efficient generator** of fixed income.
- ROC tax-deferred treatment of dividends results from Strategy's **negative tax earnings & profits ("E&P")**.
- We expect ROC treatment to continue for the foreseeable future, i.e., **ten years or more**.
- We do not expect US or non-US investors(4) to be subject to US dividend withholding tax.

Represents Strategy's views. Provided for illustrative purposes only; does not constitute investment or tax advice and should not form the basis for an investment in MSTR, STRD, STRK, STRE, STRC, STRF or any other security. Tax treatment of dividends is subject to change based on the financials of Strategy Inc and applicable tax rules. This does not address consequences for non-US investors, who may be subject to withholding on distributions regardless of E&P. E&P may arise in the future, in which case distributions would be treated as qualified dividends (assuming holding period and other requirements are met). Distributions on preferred stock that are classified as "non-taxable return of capital" would result in a decrease in the holder's tax basis. Such decrease in tax basis would then translate into increased taxation for the holder once the holder's tax basis is entirely depleted or the holder sells the shares. Such increase is not reflected in the above comparison. It is important to consult your tax advisor on all aspects of taxation of the product. Actual results may vary materially from these illustrative results. Based on information available as of July 30, 2026.

(1) Illustration applies to tax treatment for U.S. persons. Local jurisdictions might have similar rules, to the extent applicable. Consult your tax advisor. (2) Includes highest marginal US federal tax and potential state and local taxes for US individuals. (3) Applies to US individuals to the extent treated as qualified dividend income. (4) It is possible that a withholding agent may elect to withhold on the entire amount of distributions regardless of E&P, in which case any amounts withheld may be allowed as a refund or credit provided the required information is timely furnished to the IRS.

68

Strategy₿

Basic, Assumed Diluted, and Fully Diluted Shares Outstanding (1) Reflects retroactive adjustment for the Company’s 10-for-1 stock split effected by means of a stock dividend distributed after the close of trading on August 7, 2024. (2) Basic Shares Outstanding reflects the actual classA common stock and classB common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold underat-the-marketequity offering programs, or (B) were to be issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to the convertible securities, but which in each case were pending issuance as of the dates presented. (3) Assumed Diluted Shares Outstanding refers to the aggregate of our Basic Shares Outstanding as of the dates presented, plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. This measure is not calculated using the treasury method, and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards, or any contractual conditions limiting convertibility of convertible debt instruments. (4) Fully Diluted Shares Outstanding refers to the same aggregate as Assumed Diluted Shares Outstanding, except that it reflects the assumed conversion of only those convertible notes and convertible preferred stock whose conversion price is at or below the market price of our class A common stock. The market price used to determine in-the-money status reflects the most recent price during market hours, which may differ from the closing price on the date presented. This measure is not calculated using the treasury method, and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards, or any contractual conditions limiting convertibility of convertible debt instruments. Ownership of a share of common stock of the Company does not represent an ownership interest in bitcoin held by the Company. Neither basic nor diluted share counts take into account our level of indebtedness or our outstanding non-convertible preferred stock. 69

Important Information about KPIs used in this Presentation The Company seeks to acquire bitcoin in a manner it believes to be accretive to common stockholders. To assess achievement of this strategy, the Company monitors and reviews the following Key Performance Indicators (“KPIs”): • Bitcoin Per Share (in Sats) (or BPS (in Sats)) represents the ratio between the Company’s gross bitcoin holdings and its Assumed Diluted Shares Outstanding, expressed in terms of “Satoshis” or “Sats”, where: • “Assumed Diluted Shares Outstanding” refers to the aggregate of the Company’s Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method, incorporates approximate forfeitures of awards in the current period which may be subject to future adjustment and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments. • “Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under at-the-market equity offering programs, or (B) were issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented. • A “Satoshi” or a “Sat” is one one-hundred-millionth of one bitcoin, currently the smallest indivisible unit of a bitcoin. • BTC Yield represents the percentage change in BPS (in Sats) from the beginning of a period to the end of a period. • BTC Gain represents the number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period. • BTC $ Gain represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. For determining BTC $ Gain quarter to date and year to date, unless otherwise specified, the Company uses the current market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, unless stated otherwise. The Company uses these market prices of bitcoin for these calculations solely for the purpose of facilitating these illustrative calculations. 70

Important Information about KPIs used in this Presentation (Cont’d) The Company uses BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner it believes to be accretive to shareholders. The Company also believes these KPIs can supplement investors’ understanding of how the Company chooses to fund bitcoin purchases and the value created in a period: • BPS (in Sats) measures the ratio of the Company’s gross bitcoin holdings to Assumed Diluted Shares Outstanding, which provides management and investors a baseline with which to assess the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner over a given period. When evaluating a capital raise transaction, the Company reviews this metric and considers the impact such transaction will have on this ratio on a pro forma basis. This metric forms the baseline for the Company’s BTC Yield, BTC Gain and BTC $ Gain KPIs, which present changes in BPS (in Sats) from the beginning of a period to the end of the period in different formats. • BTC Yield measures the percentage change in BPS (in Sats) from the beginning of a period to the end of a period, which helps management and investors assess how the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner varies across periods. The Company uses BTC Yield to evaluate whether its capital markets activity and bitcoin acquisition strategy has resulted in gross per-share accretion (or dilution) on an Assumed Diluted Shares Outstanding basis over an applicable period, and to compare the impact of its strategy across periods. • BTC Gain hypothetically expresses the percentage change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end of the applicable period as compared to the beginning of such period, which provides management and investors with visibility into the absolute change in the Company’s bitcoin holdings resulting from the Company’s BTC Yield. The Company uses BTC Gain to measure the accretive or dilutive impact of the change in BPS (in Sats) over an applicable period in absolute terms relative to the Company’s bitcoin holdings. This metric can be particularly helpful when comparing the execution of the Company’s capital markets strategy across periods, as BTC Yield may be lower when the Company’s bitcoin asset base is larger, but result in the same BTC Gain. For example, a 10% BTC Yield with a starting amount of 100,000 bitcoin will result in 10,000 BTC Gain, which is the same BTC Gain that would result from 5% BTC Yield with a starting amount of 200,000 bitcoin. • BTC $ Gain further expresses the percentage change reflected in the BTC Yield metric as an illustrative dollar value by multiplying that bitcoin-denominated change by the market price of bitcoin at the end of the applicable period as described above. The Company refers to this metric for illustrative purposes to consider the magnitude of the Company’s BTC Gain for an applicable period with reference to the market price of bitcoin as of the end of an applicable period. When the Company presents these KPIs for any period (a “measurement period”) that is a subdivision of a longer specified period (the “reference period”), (i) BTC Yield is calculated as the BTC Yield for the period from the beginning of the reference period to the end of the measurement period, less the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, (ii) BTC Gain is calculated using the BTC Yield for the measurement period and the Company’s bitcoin holdings at the beginning of the reference period rather than at the beginning of the measurement period, and (iii) BTC $ Gain is calculated by multiplying such revised BTC Gain by the market price of bitcoin at the end of the measurement period. When the Company presents these metrics for an interim period within a fiscal year (e.g., a monthly, quarterly, or quarter-to-date period), then the reference period is that fiscal year, unless stated otherwise. For example, if BPS (in Sats) is 100 at the beginning of a fiscal year (the reference period), 110 at the end of the first quarter and 125 at the end of the second quarter, the BTC Yield for the second quarter (the applicable measurement period) is calculated as (125/100—1) less (110/100—1), or 15%—reflecting the 15-point BPS (in Sats) increase from 110 to 125 expressed against the reference period starting BPS (in Sats) of 100. The sum of the first quarter BTC Yield (10%) and the second quarter BTC Yield (15%) equals the year-to-date BTC Yield of 25% (125/100—1). When management uses these metrics, management takes into account the various limitations of these metrics. With respect to BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, these include that they: • do not take into account that the Company’s assets, including its bitcoin, are subject to () all i of the Company’s existing and future liabilities, including its debt, and (ii) the preferential rights of the Company’s preferred stockholders to dividends and the Company’s assets in a liquidation, and that all such claims rank senior to those of the Company’s common equity; therefore holders of such excluded instruments may have claims on the Company’s assets (including bitcoin) senior to those of holders of common stock in the event of the Company’s liquidation, and as a result the additional bitcoin acquired using proceeds from the sale of such instruments may not accrete to common stockholders; and • assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of class A common stock in accordance with their respective terms. Different assumptions would produce materially different results, and these KPIs may overstate or understate the Company’s bitcoin after accounting for senior claims (net of the Company’s USD Reserve), including “out-of-the-money” convertible debt. 71

Important Information about KPIs used in this Presentation (Cont’d) BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically: • BPS (in Sats) does not represent (i) the ability of the Company to satisfy the Company’s financial obligations, or (ii) the Company’s book value per share. • BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. • BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings. The trading price of the Company’s class A common stock is informed by numerous factors in addition to the Company’s bitcoin holdings and its actual or potential shares of common stock outstanding, and as a result, the trading price of the Company’s securities can deviate significantly from the fair market value of the Company’s bitcoin, and none of BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain are indicative or predictive of the trading price of the Company’s securities. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. In particular, the Company has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which requires that the Company measure its bitcoin at fair value in its statement of financial position as of the end of a reported period, and recognize gains and losses from changes in the fair value in net income (loss) for the reported period. As a result, the Company may incur unrealized gain or loss on digital assets based on changes in the market price of bitcoin during a period, which would not be reflected in BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain. For example, if the Company increases its bitcoin holdings relative to Assumed Diluted Shares Outstanding during a reported period, the Company would achieve increased BPS (in Sats) and positive BTC Yield, BTC Gain and BTC $ Gain even if the Company reports significant unrealized loss on digital assets for the period. Similarly, if the Company increases Assumed Diluted Shares Outstanding at a faster rate than its bitcoin holdings, then the Company would experience decreased BPS (in Sats) and negative BTC Yield, BTC Gain, and BTC $ Gain, even if the Company reports significant unrealized gain on digital assets for the period. As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. References to a transaction, or to the Company’s capital deployment, being “accretive” or “dilutive” refer only to the effect on the specified KPI under the stated assumptions, and do not mean that the transaction is accretive or dilutive to the Company’s earnings, cash flow, book value, enterprise value, intrinsic value, or the trading price of the Company’s securities. 72

Important Information about KPIs used in this Presentation (Cont’d) In calculating BPS (in Sats), BTC Yield, BTC Gain, and BTC $ Gain, the Company does not consider the source of capital used for the acquisition of its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company’s common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, if the Company were to liquidate, in a manner that is not reflected in these metrics. If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds from issuances of class A common stock, instruments that are convertible into class A common stock may be forfeited or repaid with funds other than from the sale of class A common stock in the period in question rather than being exercised for or converted into class A common stock and not all proceeds from issuances of class A common stock are used to purchase bitcoin. In addition, the Company is required to pay dividends with respect to its perpetual preferred stock in perpetuity. The Company could pay these dividends with cash or, in the case of STRK, by issuing shares of class A common stock. The Company has issued shares of class A common stock and certain classes of its preferred stock for cash to fund the payment of cash dividends, and the Company may in the future issue shares of class A common stock in lieu of paying dividends on STRK. As a result, the Company has experienced, and may experience in the future, increases in Assumed Diluted Shares Outstanding without corresponding increases in its bitcoin holdings, resulting in decreases in BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain for the applicable periods. The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in, or a redemption right with respect to, the bitcoin the Company holds. The Company determines its KPI targets based on its history and future goals. The Company’s ability to maintain any given level of BPS (in Sats), or achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results. These KPIs are merely supplements, not substitutes to the financial statements and other disclosures contained in the Company’s SEC filings. They should be used only by sophisticated investors who understand their limited purpose and many limitations. 73

Important Information about KPIs used in this Presentation (Cont’d) Change in Method of Calculating KPIs for Interim Periods Effective January 1, 2026, the Company changed the method by which it calculates BTC Yield, BTC Gain and BTC $ Gain when presenting such KPIs for any period that is a subdivision of a longer specified period (the “Methodology Change”), and such KPI metrics for such periods are therefore not directly comparable to those previously reported. Nature of the Change. Under the prior methodology, BTC Yield used BPS at the beginning of the measurement period as the denominator, and BTC Gain used bitcoin holdings at the beginning of the measurement period as the multiplier. Under the updated methodology described above, BTC Yield uses BPS at the beginning of the reference period as the denominator, reduced by the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, with BTC Gain and BTC $ Gain calculated consistently therewith. Reason for the Change. The change improves comparability of KPI metrics across measurement periods within a reference period. Because each measurement period’s BTC Yield now reflects our per-share bitcoin accretion against a consistent baseline — BPS at the beginning of the reference period — BTC Yields for all measurement periods within a reference period are additive and sum to the BTC Yield for the reference period, providing investors with a more intuitive view of period-to-period execution of the Company’s bitcoin strategy. Effect on Previously Reported Figures. The effect of the Methodology Change on KPI figures from a prior period will be presented when such period next appears as a period-over-period comparative period. Annual KPI figures, year-to-date KPI figures, as well as KPI figures for the three and six months ended June 30, 2026 and June 30, 2025, are unaffected. Other Differences Relevant to Understanding Our Performance. Investors should note: (i) when BPS is increasing, the updated methodology will generally produce higher BTC Yield figures for subsequent measurement periods within a reference period, because the denominator does not reset to reflect per-share gains from earlier measurement periods in the reference period; and conversely, when BPS is declining, it may produce lower (more negative) figures for later measurement periods; (ii) BTC Yields under the updated methodology sum to reference period BTC Yield, whereas they did not under the prior methodology; and (iii) BTC $ Gain, because it applies each measurement period-end bitcoin price rather than reference period-end price, will not arithmetically sum to reference period BTC $ Gain. 74

Important Information about mNAV, Net BTC, Net BPS, and BPS ($) mNAV is a market-derived ratio, expressed as a multiple, equal to: • the market price per share of the Company’s class A common stock, as reported on the Nasdaq Global Select Market, as of a specified date or time; divided by • the Company’s Net Bitcoin Per Share (in USD) as of that date or time. Because its numerator is the market price per share of the Company’s common stock, mNAV reflects the market-implied premium or discount at which the Company’s class A common stock trades relative to the per share U.S. dollar value of the Company’s bitcoin after accounting for senior claims (net of the Company’s USD Reserve), including “out-of-the-money” convertible debt. Although mNAV incorporates the label “NAV,” it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context, and it is not a measure of the amount by which the Company’s per share enterprise or equity value exceeds its per share net asset value in the traditional financial sense of those terms. Prior to July 23, 2026, the Company’s use of the term mNAV referred to a different metric so references to the Company’s mNAV calculated prior to that date are not comparable to the Company’s mNAV calculated after that date. Net Bitcoin Per Share (in Sats) (or Net BPS (in Sats)) and Net Bitcoin Per Share (in USD) (or Net BPS ($)) represent the ratio, expressed in Satoshis or in U.S. dollars, respectively, between: • Net BTC or Net BTC ($), as applicable; and • Fully Diluted Shares Outstanding. Net BPS (in Sats) and Net BPS ($) are intended to express the Company’s bitcoin holdings after accounting for certain senior claims (net of the Company’s USD Reserve), including “out-of-the-money” convertible debt, on a per-share basis, where: • “Net BTC” represents the Company’s bitcoin holdings reduced by the aggregate of the following, expressed in bitcoin and based on the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time: o the notional amount of the Company’s out-of-the-money convertible notes and other debt-like instruments; plus o the notional amount of the Company’s outstanding perpetual preferred stock (excluding any in-the-money STRK shares); less o the Company’s USD Reserve. For this purpose, the notional value of any of the Company’s preferred stock that is denominated in a currency other than U.S. dollars is valued based on prevailing exchange rates as of 12:30 PM New York time on the most recent Friday. • “Net BTC ($)” represents the U.S. dollar value of Net BTC (calculated using the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time). • “Fully Diluted Shares Outstanding” refers to the Company’s Basic Shares Outstanding plus all additional shares that would result from the exercise of all outstanding stock option awards, the settlement of all outstanding restricted stock units and performance stock units, the conversion of all in-the-money convertible notes, and the conversion of any in-the-money STRK shares, in each case as of the dates presented. Unlike Assumed Diluted Shares Outstanding, Fully Diluted Shares Outstanding reflects the conversion of (other than stock options) only those convertible instruments and preferred stock that are in-the-money (that is, whose conversion price is at or below the applicable market price of the Company’s class A common stock); the notional amount of out-of-the-money convertible instruments and preferred stock is instead deducted in determining Net BTC (and reflected as deducted in Net BTC ($)), as described above. 75

Important Information about mNAV, Net BTC and Net BPS (Cont’d) In general, when mNAV is greater than one, the issuance of additional shares of common stock to acquire bitcoin would be expected to increase Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD), and therefore to be accretive to the Company’s bitcoin on a Net Bitcoin Per Share basis, assuming no change in the price of bitcoin or the Company’s class A common stock and conversion of in-the-money convertible debt and preferred stock instruments followed immediately by a hypothetical liquidation, where the liquidation preferences of all of the Company’s preferred stock instruments are assumed to be their notional amount. Such calculation does not, however, account for certain liabilities, such as deferred tax, operating lease, legal contingencies, and similar liabilities, which could be material. When mNAV is less than one, such an issuance would be expected to decrease Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD), and therefore to be dilutive with the same assumptions. Similarly, an issuance of preferred stock below its notional amount and a corresponding purchase of bitcoin would be expected to decrease Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD) and therefore to be dilutive, while an issuance of preferred stock above its notional amount and a corresponding purchase of bitcoin would be expected to increase Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD) and therefore to be accretive. mNAV does not itself measure whether any transaction was accretive or dilutive nor achievement of the Company’s strategic objectives. Net BPS (in Sats) measures the Company’s bitcoin holdings after deducting certain claims that rank senior to the common stock, but excluding in-the-money convertible instruments, relative to its Fully Diluted Shares Outstanding. The Company reviews Net BPS (in Sats), and the pro forma impact of capital-raising transactions on Net BPS (in Sats), to assess whether a transaction is expected to be accretive or dilutive to the Company’s bitcoin specifically at the current market price of bitcoin, after taking account of outstanding and newly issued indebtedness and preferred stock. Whereas BPS (in Sats) can increase as a result of transactions that also increase the Company’s senior claims, Net BPS (in Sats) increases only to the extent a transaction increases the Company’s bitcoin after accounting for such increase in senior claims on a per-share basis. Net BPS (in Sats) is also sensitive to the price of bitcoin. Thus, without any incremental purchases or sales of bitcoin by the Company or issuances of any Company security, if the price of Bitcoin changes, Net BPS (in Sats) will change, and potentially materially so. Net BPS ($) is an illustrative representation of the U.S. dollar value of Net BPS (in Sats), calculated by multiplying Net BPS (in Sats) by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. At times the Company also presents Bitcoin Per Share (in USD) (or BPS ($)), which represents the U.S. dollar value of the Company’s gross bitcoin holdings (calculated using the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time) divided by its Assumed Diluted Shares Outstanding. It is equal to BPS (in Sats) illustratively restated at the market price of bitcoin, and complements BPS (in Sats) by expressing the same per-share bitcoin holdings in U.S. dollars. BPS ($) also represents the price above which selling the Company’s class A common stock to purchase bitcoin produces a positive BTC Yield for such transaction. Unlike Net BPS ($), BPS ($) is a gross measure that does not account for the senior claims described above. BPS (in Sats), Assumed Diluted Shares Outstanding and BTC Yield, and the purposes, assumptions and limitations of those metrics, are described under “Important Information about Bitcoin Per Share (in Sats), BTC Yield, BTC Gain, and BTC $ Gain KPIs,” and that discussion applies equally to BPS ($). 76

Important Information about mNAV, Net BTC and Net BPS (Cont’d) Net BPS (in Sats) and Net BPS ($) are intended to take account of the senior claims described above, but they do so on the basis of a number of assumptions and are subject to additional limitations, including that: • the Company’s debt-like instruments and preferred stock are deducted at their notional amounts rather than at the amounts that would be payable upon liquidation, redemption, repurchase or maturity (which may be higher or (in the case of repurchases) lower, and which exclude accrued and unpaid dividends and any premiums); • whether a convertible instrument or share of preferred stock is treated as in-the-money (and reflected in Fully Diluted Shares Outstanding) or out-of-the-money (and deducted in determining Net BTC) is determined by reference to market prices as of the measurement date and can change materially as those prices change; • preferred stock denominated in currencies other than the U.S. dollar is converted into U.S. dollars at prevailing exchange rates as of 12:30 PM New York time on the most recent Friday; • the offsetting and repurchase of the Company’s senior claims is funded first with the Company’s USD Reserve, and then, to the extent necessary, through sales of the Company’s bitcoin, and that such sales of bitcoin have no effect on the market price of bitcoin; and • these metrics do not reflect transaction costs, market impact, taxes, or other expenses that the Company may incur in issuing securities or in acquiring or selling bitcoin, and any bitcoin the Company sells to fund the repayment, redemption, or repurchase of its senior claims could be sold at prices below those used in calculating these metrics. Different assumptions would produce materially different results, and these metrics may overstate or understate the Company’s bitcoin after accounting for senior claims (net of the Company’s USD Reserve), including “out-of-the-money” convertible debt. Net BTC and Net BPS (in Sats) may be reduced to, or below, zero if the Company’s senior claims (net of its USD Reserve) approach or exceed the value of the Company’s bitcoin holdings. Net BPS (in Sats), Net BPS ($), and BPS ($) are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically: • Neither Net BPS (in Sats) nor Net BPS ($) represents (i) the Company’s book value per share or stockholders’ equity per share determined in accordance with GAAP, or (ii) the amount, if any, that holders of common stock would receive in respect of the Company’s bitcoin in a liquidation. • Neither Net BPS (in Sats) nor Net BPS ($) accounts for certain liabilities, such as deferred tax, operating lease, legal contingencies, and similar liabilities, which could be material. • BPS ($) does not represent (i) the ability of the Company to satisfy the Company’s financial obligations, or (ii) the Company’s book value per share. The Company’s ability to maintain any given level of mNAV, Net BPS (in Sats), or Net BPS ($) may depend on a variety of factors, including factors outside of its control, such as the trading price of the Company’s class A common stock, the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results The trading price of the Company’s class A common stock is informed by numerous factors in addition to the Company’s bitcoin holdings and its actual or potential shares of common stock outstanding, and as a result, the trading price of the Company’s securities can deviate significantly from the fair market value of the Company’s bitcoin, and none of Net BPS (in Sats), Net BPS ($), or BPS ($) is predictive of the trading price of the Company’s securities. mNAV, Net BTC, Net BPS (in Sats), Net BPS ($), and BPS ($) are merely supplements, not substitutes, to the financial statements and other disclosures contained in the Company’s SEC filings, on which investors should rely. They should be used only by sophisticated investors who understand their limited purpose and many limitations. 77

Important Information about Amplification “Amplification” is a ratio, as of a specified date or time, equal to: • the Company’s BTC Reserve; divided by • its Net Reserve. It expresses the extent to which the Company’s total bitcoin holdings exceed the portion of those holdings after accounting for senior claims (net of the Company’s USD Reserve), assuming conversion of in-the-money convertible debt and preferred stock instruments, followed immediately by a hypothetical liquidation, where the liquidation preferences of all of the Company’s preferred stock instruments are assumed to be their notional amount. Because Net Reserve is smaller than BTC Reserve to the extent of those senior claims (net of the Company’s USD Reserve), Amplification is generally greater than one, and a higher Amplification indicates that more of the Company’s BTC Reserve would need to be liquidated to support repayment of indebtedness or redemption or repurchase of preferred stock, in each case at notional amounts. An increase in the market price of bitcoin would reduce Amplification, and a decrease in the market price of bitcoin would increase Amplification. Prior to July 23, 2026, the Company’s use of the term Amplification referred to a different metric so references to the Company’s Amplification calculated prior to that date are not comparable to the Company’s Amplification calculated after that date. “BTC Reserve” represents the U.S. dollar value of the Company’s bitcoin holdings, calculated by multiplying the number of bitcoins held by the Company by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. “Net Reserve” represents: • the BTC Reserve; minus o the notional amount of the Company’s out-of-the-money convertible notes and other debt-like instruments; and o the notional amount of the Company’s outstanding perpetual preferred stock (excluding any in-the-money STRK shares); plus • the Company’s USD Reserve. For this purpose, the notional value of any of the Company’s preferred stock that is denominated in a currency other than U.S. dollars is valued based on prevailing exchange rates as of 12:30 PM New York time on the most recent Friday. The notional value of the Company’s preferred stock may not be equivalent to its liquidation preference or redemption amount, nor are any accrued and unpaid dividends included in this calculation. Amplification is merely a supplement, not a substitute, to the financial statements and other disclosures contained in the Company’s SEC filings, on which investors should rely. It should be used only by sophisticated investors who understand its limited purpose and many limitations. 78

Important Information about other Terms used in this Presentation The following terms used in this presentation provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company’s bitcoin strategy. These terms are presented for illustrative purposes only, and do not constitute investment advice, and should not be used to form the basis for an investment decision. Please review these definitions carefully to understand the limitations of these illustrative metrics, and please refer to the Company’s SEC filings and financial statements for information about the Company, its business, securities, strategy, bitcoin holdings and similar matters. BTC Valuation BTC $ Income is the dollar value of the unrealized gain or loss on bitcoin acquired with any given financing, net of associated dividend or interest costs, and multiplied by, in the case of a net gain, the BTC Spread, or, in the case of a net loss, 100%, over the applicable period. For any debt or liability with a maturity, the redemption of such debt or liability, excluding any dilution already assumed in the original calculation of BTC Gain, is treated as a cost, similar to dividend or interest costs. BTC $Income is presented for illustrative purposes only, and it does not represent “income” in the traditional financial context. BTC $ Value is the sum of BTC $ Gain and BTC $ Income. BTC $ Value is presented for illustrative purposes only, and it does not represent “value” in the traditional financial context. BTC $ Equity is BTC Reserve less BTC $ Value. BTC $ Equity is presented for illustrative purposes only, and it does not represent “equity” in the traditional financial context. BTC Torque is the ratio of BTC $ Value to BTC Capital. BTC Multiple is the ratio of BTC Reserve to BTC $ Equity. Tax Tax-Equivalent Yield, with respect to any preferred security, is the annualized stated interest rate that would be required on a corporate bond trading at par for a U.S. individual investor to receive after-tax cash interest payments equivalent to the cash distributions he or she would receive from the applicable preferred security divided by the current market price of the preferred security, assuming that (i) the stated interest payments under the hypothetical corporate bond are subject to a 37% marginal U.S. federal income tax rate, (ii) such stated interest payments and cash distributions are not subject to any other federal, state or local taxes (which may vary depending on an investor’s particular circumstances), (iii) the current dividend rate for such preferred security remains constant for 12 months and dividends on such preferred security are declared and paid in full for such period, and (iv) distributions on such preferred security remain classified as a non-taxable “return of capital,” and are not as taxable as dividends, for U.S. federal income and state and local tax purposes. Upon disposition or redemption of the preferred security, an investor will be subject to tax on all prior “return of capital” distributions at the applicable capital gains rate. Upon depletion of an investor’s basis in the preferred security, any further distribution is taxable as capital gain. Investors should consult their tax advisors. 79

Important Information about other Terms used in this Presentation BTC & MSTR Credit BTC Rating is in the case of (a) any of our indebtedness or perpetual preferred securities, the ratio of (i) our BTC Reserve to (ii) the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated; (b) MSTR, the ratio of (i) the sum of the BTC Reserve, less all Debt, less all Pref, plus the USD Reserves, to (ii) MSTR’s Market Cap; and (c) any exchange traded product holding only bitcoin, 1. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Risk is the probability of an instrument having a BTC Rating less than 1 at the end of its Duration. This probability is derived from a lognormal distribution modeling of bitcoin’s price, adjusted for BTC ARR and BTC Volatility assumptions. BTC Risk does not represent an actuarial risk rating or a rating from any rating agency, and it is not a risk rating in the traditional financial context. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Actual results may vary materially from these illustrative results. MSTR Risk is the weighted average BTC Risk of all Debt and Pref. BTC Credit is the credit spread necessary to offset BTC Risk for a given security. It is calculated by annualizing BTC Risk assuming the same probability each year of the BTC Rating of such security falling below 1 each year and assuming no recovery. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. MSTR Credit is the weighted average BTC Credit of all Debt and Pref. Duration for a convertible bond is the sooner of the stated maturity date or the date it may become due upon an exercise of a repurchase right at the option of the holder. Duration for a preferred stock is the Macaulay Duration of such preferred stock. Duration for MSTR is MSTR Duration. Macaulay Duration of a preferred stock is the quotient obtained by dividing the sum of 1 and the Effective Yield of such stock by the Effective Yield of such stock. MSTR Duration is the weighted average Stochastic Duration of all Debt and Pref. Stochastic Duration is (a) for a convertible bond, its Duration; and (b) for a preferred stock, its Macaulay Duration as adjusted for whether it has any of a variable rate, a penalty step-up, a conversion right, or non-cumulative dividends. Effective Yield is the annualized yield on an asset based on its fixed dividend rate and the current price of such asset. Risk-Free Rate is the current 3-month yield on US Treasuries. BSE Annualized Return is the annualized return of an asset (including all dividends paid) during the Bitcoin Standard Era (BSE), which is the period since August 10, 2020, the date when we adopted a bitcoin standard. Hist Volatility (30D) is the annualized standard deviation of the daily natural log return of an asset measured over the 21 trading days. Hist Volatility (1Y) is the annualized standard deviation of the daily natural log return of an asset measured over the last calendar year. BSE Sharpe is a measure used to evaluate the risk-adjusted return of an investment by comparing its excess return over the risk-free rate to its standard deviation. Calculated as the average of daily excess returns (daily return minus daily risk-free rate), divided by their standard deviation, annualized, measured since the start of the Bitcoin Standard Era (August 10, 2020). 30D Sharpe is a measure used to evaluate the risk-adjusted return of an investment by comparing its excess return over the risk-free rate to its standard deviation. Calculated by annualizing the average of the last 30 trading days’ daily excess returns (daily return minus daily risk-free rate) divided by their standard deviation. 80

Important Information about other Terms used in this Presentation BTC Forecast BTC ARR is an assumed annualized rate of return on bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the price of bitcoin is being made. BTC Volatility is the assumed standard deviation of annual return of bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the volatility of bitcoin is being made. BTC Price is the current market price of one bitcoin. BTC Treasury BTC Capital is the proceeds used from capital raised for the purpose of acquiring bitcoin. BTC Spread is the BTC Gain with respect to a given financing represented as a percentage of BTC Capital. BTC Spread is presented for illustrative purposes only, and it does not represent “spread” in the traditional financial context. BTC Reserve represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company’s indebtedness or the liquidation value of its perpetual preferred stock. As such, it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. It is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations.Moreover, this BTC Reserve metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute, to the financial statements and other disclosures contained in the Company’s SEC filings. It should be used only by sophisticated investors who understand its limited purpose and many limitations. BTC Factor is the ratio of ending BPS to starting BPS in respect of any period. Other ADSO Market Cap is our Assumed Diluted Shares Outstanding multiplied by the last traded price of our class A common stock. Equity Component % is the ratio between the value of 1/10th of a share of MSTR and the value of one share of STRK. BTC Breakeven ARR represents the ratio of Annual Int + Div to the BTC Reserve. At or above the BTC Breakeven ARR, Strategy can fund interest and dividend obligations through BTC capital gains in perpetuity. BTC Floor ARR represents the lowest constant BTC ARR over the weighted average duration of our credit structure that maintains 1.0x coverage of our Net Debt and Pref through our BTC Reserve, after funding interest expense and preferred dividends over the period. Below the BTC Floor ARR, Strategy may need to consider restructuring its obligations. BTC Hurdle ARR represents Strategy’s current effective cost of credit. If BTC ARR is above this rate, Net BTC Per Share captures a positive spread and appreciates faster than bitcoin on a go-forward basis. 81

Additional Information Strategy is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as a registered money market fund, and does not operate as registered money market fund. Among other things, unlike money market funds, we (i) do not price STRC Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the STRC Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in STRC will not receive the same investor protections as investors in registered money market funds. Strategy is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, investment, tax, legal, accounting, or other professional advice. No representations are made regarding the tax consequences of any actions taken based on the information provided. Investors should consult their own investment, tax, legal and accounting advisors for any such advice. 82